Exhibit 10.18

AGREEMENT FOR WHOLESALE FINANCING

(Industrial/Construction - Rental/CAL)

This Agreement for Wholesale Financing (“Agreement”) is made between GE Commercial Distribution Finance Corporation (“CDF”) and Titan Machinery Inc., a ☐ SOLE PROPRIETORSHIP, ☐ PARTNERSHIP, ☒ CORPORATION, ☐ LIMITED LIABILITY COMPANY (check applicable term) (“Dealer”), having its chief executive office located at 4645 8th Ave.  SW, Suite 1, Fargo, ND 58103.

1.                                       Extension of Credit.  Subject to the terms of this Agreement CDF may extend credit to Dealer from time to time to purchase Inventory from CDF approved vendors (“Vendors”), and for other purposes.  CDF’s decision to advance funds is discretionary, and will not be binding until the funds are actually advanced.  CDF may combine all of CDF’s advances to Dealer or on Dealer’s behalf, whether under this Agreement or any other agreement, and whether provided by one or more of CDF’s branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer.  CDF may, without notice to Dealer, elect not to finance any inventory sold by particular Vendors who are in default to CDF, or with respect to which CDF reasonably feels insecure.

2.                                       Financing Terms.  Certain financial terms of any advance which CDF makes under this Agreement are not set forth herein because such terms depend, in part, upon many variable factors, including the availability of Vendor discounts, payment terms or other incentives, and CDF’s floorplanning volume with Dealer and with Vendors.  Therefore, CDF and Dealer agree to set forth in this Agreement only the general terms of Dealer’s financing arrangement with CDF.  Upon agreeing to finance an item of inventory for Dealer, CDF will send Dealer a Statement of Transaction (“SOT”) identifying such inventory and the applicable financial terms.  Dealers failure to notify CDF in wilting of any objection to an SOT within fifteen (15) days after an SOT is malted to Dealer shall constitute Dealer’s:  (a) acceptance of all terms thereof; (b) agreement that CDF is financing such inventory at Dealer’s request and (c) agreement that such SOT will be incorporated herein by reference.  If Dealer objects to the terms of any SOT, Dealer will pay CDF for such inventory in accordance with the most recent terms for similar inventory to which Dealer has not objected (or, if there are no prior terms, at the rate of Prime 4.25%, with Prime being defined as referenced on the SOT), but CDF may then elect to terminate Dealer’s financing program.  Such termination will not accelerate the maturities of advances previously made, unless Dealer is otherwise in default of this Agreement.

3.                                       Security Interest.  To secure payment of all Dealer’s current and future debts to CDF, whether under this Agreement or any current or future guaranty or other agreement Dealer grants CDF a security interest in all of Dealer’s new and used inventory and equipment, which is financed by CDF or against which CDF has advanced monies, whether now owned or hereafter acquired by Dealer, and all accounts, chattel paper, deposit accounts, documents, general intangibles, instruments and letter of credit rights and other supporting obligations, arising from the sale, lease, rental or other disposition of such inventory and equipment, and all judgments, claims, insurance policies and payments owed or made to Dealer thereon, and all attachments, accessories, accessions, substitutions and replacements thereto, and all proceeds thereof.  All such assets are collectively referred to herein as the “Collateral.”  All of such terms for which meanings are provided in the Uniform Commercial Code of the applicable state, as the same may be amended, are used herein with such meanings.

4.                                       Affirmative Warranties and Representations.  Dealer warrants and represents to CDF that:  (a) Dealer has good title to all Collateral; (b) CDF’s security interest in the Collateral financed by CDF is not now and will not become subordinate to the security Interest or Claim of any person; (c) Dealer will execute all documents CDF requests to perfect and maintain CDF’s security interest in the Collateral, and will cause all third parties in possession of Collateral to provide such acknowledgment or control of CDF’s security interest as CDF may require; (d) Dealer will deliver to CDF immediately upon each request and CDF may retain, each Certificate of Title or Statement of Origin Issued for Collateral financed by CDF; (e) Dealer will at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires; (f) Dealer has the right and is duly authorized to enter into this Agreement (g) Dealer’s execution of this Agreement does not, and will not, constitute a breach of any law or agreement to which Dealer is now or hereafter becomes bound; (h) there are and will be no undisclosed actions or proceedings pending or threatened against Dealer which might result litany material adverse change in Dealers financial or business condition; (i) Dealer will maintain the Collateral in good condition; (j) Dealer has duly filed and will duly file all tax returns required by law, and will pay when due all taxes, levies, assessments and governmental charges; (k) Dealer will keep and maintain all of its books and records pertaining to the Collateral at its chief executive office designated in this Agreement; (l) Dealer will keep all Collateral at its chief executive office listed herein, and such other locations within the United States of America of which Dealer has notified CDF in writing or has listed on any current or future Exhibit “A” attached hereto; (m) Dealer will give CDF thirty (30) days prior written notice of any change in Dealer’s identity, name, form of business organization, majority shareholder, chief executive office, Collateral locations or other business locations; (n) Dealer will notify CDF of the commencement of material legal proceedings against Dealer or any guarantor, (o) Dealer will comply with all applicable laws; and (p) Dealer has provided CDF with a copy of Dealer’s Articles of Incorporation, Articles of Organization, Articles of Formation, Partnership Agreement, or Certificate of Limited Partnership, as applicable, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, or such other documents verifying Dealer’s true and correct legal name.

5.                                       Negative Covenants.  Dealer will not at any time (without CDF’s prior written consent):  (a) other than in the ordinary course of its business, sell, demonstrate, lease or otherwise dispose of or transfer any of the Collateral; (b) consignany Collateral; (c) merge or consolidate with another entity; or (d) move any Collateral financed by CDF out of the United States of America.

6.                                       Insurance.  Dealer will immediately notify CDF of any loss, theft or damage to any Collateral.  Dealer will keep the Collateral insured for its full insurable value under an “all risk” property Insurance policy with a company acceptable to CDF, naming CDF as a lender loss-payee and containing standard lender’s loss payable and termination provisions.  Dealer will provide CDF with written evidence of such property insurance coverage and lenders loss-payee endorsement.

7.                                       Financial Statements.  Dealer will deliver to CDF, in a form satisfactory to CDF:  (a) within ninety (90) days after the end of each of Dealer’s fiscal years, a reasonably detailed balance sheet and income statement as of the last day of such fiscal year covering Dealers operations for such fiscal year; (b) within forty-five (45) days after the end of each of Dealer’s fiscal quarters, a reasonably detailed balance sheet and income statement as of the last day of such quarter covering Dealer’s operations for such quarter; and (c) within ten (10) days after CDF’s request, any other information relating to the Collateral or the financial condition of Dealer or any guarantor.  Dealer represents that all financial statements and information which have been or may hereafter be delivered by Dealer or any guarantor are and will be correct and prepared in accordance with generally accepted accounting principles consistently applied and, there has been no undisclosed material adverse change in the financial or business condition of Dealer or any guarantor since the submission to CDF of such financial statements, and Dealer acknowledges CDF’s reliance thereon.

8.                                       Reviews.  Dealer grants CDF an irrevocable license to enter Dealer’s business locations during normal business hours without notice to Dealer to: (a) account for and inspect all Collateral; and (b) examine and copy Dealer’s books and records related to the Collateral.

9.                                       Payment Terms.  Dealer will immediately pay CDF the principal indebtedness owed CDF on each item of inventory financed by CDF or against which CDF has advanced funds on the earliest occurrence of any of the following events:  (a)(i) when such inventory is lost, stolen or damaged - immediately if such loss, theft or damage is not covered completely by insurance, or (ii) if completely covered by insurance, then upon Dealers receipt of the insurance proceeds therefor or thirty (30) days following the loss theft or damage, whichever occurs first (b) when such inventory is sold, transferred or otherwise disposed of; provided, however, if any item of inventory financed by CDF or against which CDF has advanced funds is sold and Dealer does not receive payment for such item at the time of sale, Dealer will pay CDF the full amount of the principal balance owed CDF on such item of inventory within thirty (30) days immediately following the sale date of such item of inventory or immediately upon Dealers receipt of payment for such items of inventory, whichever occurs first (c) in strict accordance with any curtailment schedule for such inventory (as shown on the SOT identifying such inventory); (d) when any item of such inventory matures (as shown on the SOT identifying such inventory).  With respect to inventory financed by CDF or against which CDF has advanced funds and held for rent and/or lease, Dealer will owe CDF and agree to pay CDF monthly the percentage of the principal balance owed on each item of such inventory that is required under the terms of Dealers financing program with CDF.  However, if any inventory financed by CDF or against which CDF has advanced funds and held for rent and/or lease:  (A) is sold and Dealer does not receive payment for such item at the lime of sale, Dealer will pay CDF the full amount of the principal balance owed to CDF on such item of inventory within thirty (30) days immediately following the sale date of such item of Inventory or immediately upon Dealer’s receipt of payment for such item of inventory, whichever occurs first or (B) is stolen, destroyed or otherwise disposed of, Dealer will immediately pay CDF the full amount of Dealers outstanding Indebtedness owed to CDF for such inventory.  If Dealer from time to time is required to make immediate payment to CDF of any past due obligation discovered during any inventory audit, or at any other time, CDF’s acceptance of such payments will not be construed to have waived or amended the terms of its financing program.  Dealer will send all payments to CDF’s branch office(s) responsible for Dealer’s account.  CDF may apply; (i) payments to reduce finance charges first and then principal, regardless of Dealer’s instructions; and (ii) principal payments to the oldest (earliest) invoice for inventory financed by CDF, but in any event, all principal payments will first be applied to such inventory which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for.  Any third party discount, rebate, bonus or credit granted to Dealer for any Inventory will not reduce the debt Dealer owes CDF until CDF has received payment therefor in cash.  Dealer will:  (1) pay CDF even if any inventory is defective or fails to conform to any warranties extended by any third party; (2) not assert against CDF any claim or defense Dealer has against any third party; and (3) indemnify and hold CDF harmless against all claims and defenses asserted by any buyer of the inventory relating to the condition of, or any representations regarding, any of the inventory.  Dealer waives all rights of offset and counterclaims which Dealer may have against CDF.  Any payment hereunder which would otherwise be due on a day which is not a Business Day, shall be due on the next succeeding Business Day, with such extension of time included in any calculation of applicable finance charges.  A “Business Day” shall mean any day other than a Saturday, Sunday or other days on which commercial banks are authorized or required to be closed under the laws of the United States.

10.                                 Calculation of Changes.  Dealer will pay finance charges to CDF on the outstanding principal debt which Dealer owes CDF for each item of Collateral financed by CDF at the rate(s) shown on the SOT for such Collateral, unless Dealer objects thereto as provided in Section 2.  CDF will calculate such finance charges by multiplying the Daily Charge by the actual number of days in the applicable billing period.  Such finance charges will accrue from the invoice date of the Collateral identified on such SOT until CDF is paid in full in accordance with CDF’s payment recognition policy, and CDF applies such payment to Dealer’s principal debt as provided in this Agreement.  The “Daily Charge” is the Daily Rate multiplied by the Average Daily Balance.  The “Daily Rate” is the annual rate shown on the SOT divided by 360.  or the monthly rate shown on the SOT divided by 30.  The “Average Daily Balance” equals:  (i) the sum of the outstanding principal debt owed CDF on each day of a billing period for each item of Collateral identified on a SOT, divided by (ii) the actual number of days in such billing period.  Dealer will pay CDF $100 (or such other amount as may be communicated pursuant to Section 11(b) below) for each check returned unpaid for insufficient funds (an “NSF check”) (such $100 payment repays CDF’s estimated administrative costs; it does not waive the default caused by the NSF check).  The annual percentage rate of the finance charges for any item of Collateral financed by CDF will be calculated from the invoice date of such Collateral, regardless of any period for which a third party pays a finance charge subsidy.  CDF intends to strictly conform to the usury laws governing this Agreement.  Regardless of any provision contained herein, in any SOT, or in any other document, CDF shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest, any amount in excess of the maximum amount allowed by applicable law.  If CDF ever receives any amount which, if considered to be interest would exceed the maximum amount permitted by law.  CDF will apply such excess amount to the reduction of the unpaid principal balance which Dealer owes, and then will pay any remaining excess to Dealer.  In determining whether the interest paid or payable exceeds the highest lawful rate, Dealer and CDF shall, to the maximum extent permitted under applicable law:  (A) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest (B) exclude voluntary pre-payments and the effect thereof; and (C) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.  CDF will recognize and credit payments made by check, ACH, federal wire, or other means, according to its payment recognition policies from time to time in effect, or as otherwise agreed.  Information regarding CDF payment recognition policies is available from Dealer’s CDF representative, the CDF website, or will be communicated pursuant to Section 11(b) below.

11.                                 Billing Statement.  (a) CDF will send Dealer a monthly billing statement Identifying all charges due on Dealer’s account with CDF.  The charges specified on each billing statement will be:  (i) due and payable in full immediately on receipt; and (ii) an account stated, unless CDF receives Dealer’s written objection thereto within fifteen (15) days after it is mailed to Dealer.  If CDF does not receive, by the 25th day of any given month, payment of all charges accrued to Dealers account with CDF during the immediately preceding month, Dealer will (to the extent allowed by law) pay CDF a late fee equal to the greater of $5 or 5% of the amount of such finance charges (payment of such fee does not waive the default caused by the late payment).  CDF may adjust the billing statement at any time to conform to applicable law end this Agreement.

(b)  From time to time, CDF may provide written notice to Dealer of new or changed fees, finance charges, policies, practices and other costs (collectively, “Fees”) payable by, or applicable to, Dealer and relating to Dealer’s account generally, or in connection with specific services, or events, to be effective as of the notice date, or such other future date as CDF shall advise.  Such notice may be delivered by mail, courier or electronically in a separate writing or website posting, or set forth in the SOT and/or the billing statement Dealer shall be deemed to have accepted such Fees by either:  (i) making any request for financing after the effective date of such notice; or (ii) falling to notify CDF in writing of any objection to an SOT, billing statement or written notice advising of such Fee within fifteen (15) days after such notice has been sent to Dealer.  If Dealer objects to any Fee, such Fee shall not be Imposed, but CDF may charge or implement the last Fee to which Dealer has not objected, and may elect to terminate Dealer’s financing program.  Such termination will not accelerate the maturities of advances previously made, unless Dealer is otherwise in default of this Agreement, or unless otherwise provided in Dealer’s agreements with CDF.

12.                                 Rental Contracts.  Dealer may rent the inventory financed by CDF or against which CDF has advanced funds pursuant to the terns of Dealer’s rental contracts (“Rental Contracts”).  Such inventory will thereafter be subject to the rates and terms of CDF’s financing program in effect for goods which are rented, as reflected in the SOT for such inventory. All of Dealers Rental Contracts, agreements, and rental transactions will be in a form satisfactory to CDF and conform with all applicable Federal, State and local laws.  Dealer will indemnify CDF against any loss or damage which CDF suffers, whether direct or indirect, resulting in any way from the Rental Contracts, agreements, or rental transactions which fail to comply with such laws.  All Rental Contracts will be transferable to CDF.  Dealer will indemnify CDF against any claims by its customers regarding Dealer’s obligations under the Rental Contracts.  Dealer will immediately, upon CDF’s request deliver to CDF all Rental Contracts and all related documents.  This assignment is a transfer for security only, and, until CDF has foreclosed its interest in the Rental Contracts, will not be deemed to delegate any of Dealer’s duties under the Rental Contracts to CDF, nor is a intended to alter or impair performance by either party to the Rental Contracts.  CDF may, from time to time, verify the accuracy of the Rental Contracts.  Dealer will immediately, upon CDF’s request, provide CDF with the following information regarding Rental Contracts which are in effect on the date of such request:  (a) the name, address and telephone number of each customer who has executed a Rental Contract; (b) the location of the inventory; (c) the date of each Rental Contract; (d) the date when the inventory is to be returned under each Rental Contract and, (e) any other information which CDF may reasonably request.  Other than to CDF, Dealer will not assign, sell, pledge, convey or by any other means transfer any Rental Contracts or chattel paper covering inventory financed by CDF that are for a term of thirty-two (32) days or more, without CDF’s prior written consent.  Dealer will not enter into any Rental Contracts for inventory financed by CDF or against which CDF has advanced funds pursuant to which:  (i) the original term of the Rental Contract is greater than ninety (90) days; (ii) the original term of the Rental Contract is equal to or greater than the remaining economic life of such inventory; (iii) the customer is bound to renew the Rental Contract for the economic life of such inventory or is bound to become the owner of such inventory; or, (iv) the customer has an option to renew the Rental Contract for the remaining economic life of such inventory, or to become the owner of such inventory, for nominal consideration, or for consideration which is less than the unpaid balance owed to CDF for such inventory.  If any such Rental Contracts are issued, Dealer will take any action which CDF may reasonably require to perfect and/or protect CDF’s security interest in such Rental Contracts and/or the inventory subject thereto.

13.                                 Default.  Dealer will be in default under this Agreement if:  (a) Dealer breathes any terms in this Agreement, or in any other agreement between CDF and Dealer and such breath is not cured within five (5) Business Days from the date of notice of breach from CDF, it being understood that no such cure period will be available for a breach of Dealers financial covenants, a breach under subsection 13(b) and any other subsentence of this Section 13 for which no express cure period is provided; (b) Dealer fails to pay any debt to CDF when due and payable hereunder or under any other agreement between CDF and Dealer; (c) any guarantor of Dealer’s debts to CDF (“Guarantor”) dies, or notifies CDF of its intent to terminate, or terminates, its guaranty, or otherwise breaches any terms contained in any guaranty or other agreement between the Guarantor and CDF; (d) any representation, statement, report or certificate which Dealer or any Guarantor makes or delivers to CDF is not accurate when made; (e) Dealer abandons any Collateral; (f) Dealer or any Guarantor is or becomes in default after expiration of any applicable cure period in the payment of any debt owed to any third party, or Dealer is or becomes in default after expiration of any applicable cure period under any loan agreement (g) an attachment, sale or seizure issues or is executed against any assets of Dealer or of any Guarantor, (h) Dealer or any Guarantor ceases existence as a corporation, partnership, limited liability company or trust, as applicable, or ceases or suspends business; (i) Dealer, any Guarantor or any Member, as applicable, makes a general assignment for the benefit of creditors; (j) Dealer, any Guarantor or any Member, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law; (k) any receiver is appointed for any assets of Dealer, any Guarantor or any Member, as applicable; (l) Dealer loses, or is in default of any franchise, license or right to deal in any Collateral which CDF finances and such default is not cured within 30 days after Dealer’s receipt of written notice; (m) Dealer or any Guarantor misrepresents Dealer’s or such Guarantors financial condition or organizational structure; or (n) CDF determines in good faith that it is insecure with respect to any of the Collateral or the payment of Dealer’s obligation to CDF and Dealer fails to correct the situation within 10 days after Dealer’s receipt of written notice from CDF.

14.                                 Rights of CDT Upon Default.  In the event of a default:

(a)          CDF may at any time, without notice or demand to Dealer, do any one or more of the following:  declare all or any part of the debt Dealer owes CDF immediately due and payable, together with all costs and expenses of CDF’s collection activity, including all reasonable attorneys’ fees; exercise any rights under applicable law; and/or cease extending any additional credit to Dealer which shall not be construed to limit the discretionary nature of this credit facility.

(b)         Dealer will segregate and keep the Collateral in trust for CDF, and will not dispose of or use any Collateral, nor further encumber any Collateral.

(c)          Upon CDF’s demand, Dealer will immediately deliver the Collateral to CDF at a place specified by CDF, together with all related documents; or CDF may, without notice or demand to Dealer, take immediate possession of the Collateral together with all related documents.

(d)         CDF may, without notice, apply a default finance charge to Dealer’s outstanding principal indebtedness equal to the default rate specified in Dealer’s financing program with CDF, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the default, or the highest lawful contract rate of interest permitted under applicable law.

(e)          Dealer grants CDF an irrevocable power of attorney to:  execute or endorse on Dealer’s behalf any checks, drafts or other forms of exchange received as payment on any Collateral for deposit in CDF’s account execute financing statements, instruments, Certificates of Title and Statements of Origin pertaining to the Collateral; sell, assign, transfer.  negotiate, demand, collect receive, settle, extend, or renew any amounts due on any of the Collateral; do anything Dealer is obligated to do hereunder; initiate and settle any insurance claim pertaining to the Collateral; and do anything to preserve and protect the Collateral and CDF’s rights and interests therein.

(f)            Upon CDF’s oral or written demand, Dealer will immediately deliver the original Rental Contracts to CDF, and CDF may collect in CDF’s name all amounts owed to Dealer under the Rental Contracts.

All of CDF% rights and remedies are cumulative.  CDF’s failure to exercise any of CDF’s rights or remedies hereunder will not waive any of CDF’s rights or remedies as to any past, current or future default.

15.                                 Sale of Collateral.  If CDF conducts a sale of any Collateral by requesting bids from ten (10) or more dealers or distributors in that type of Collateral, or pursuant to any Internet auction or sale posting on a third party auction sale site, any sale by CDF of such Collateral in bulk or in parcels within one hundred twenty (120) days of:  (a) CDF’s taking possession and control of such Collateral; or (b) when CDF is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the Uniform Commercial Code.  Dealer agrees that the purchase of any Collateral by a Vendor, as provided in any agreement between CDF and the Vendor, is a commercially reasonable disposition and private sale of such Collateral under the Uniform Commercial Code, and no request for bids shall be required.  Dealer further agrees that seven (7) or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a Vendor).  Dealer irrevocably waives any requirement that CDF retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment if CDF disposes of any Collateral other than as herein contemplated, the laws of the state governing this Agreement will determine the commercial reasonableness of such disposition.  Dealer and CDF irrevocably waive all rights to claim punitive and/or exemplary damages.

16.                                 Power of Attorney; Information.  Dealer grants CDF an irrevocable power of attorney, exercisable at any time, to:  do anything necessary to preserve and protect the Collateral and CDF’s rights and interest therein; and supply any omitted information and correct errors in any documents between CDF and Dealer.  CDF may provide to any third party any standard credit information on Dealer that CDF may from time to time possess in response to a request for a credit rating, and any other information on Dealer that CDF may from time to time possess if required by law.  CDF may obtain from any Vendor, manufacturer or distributor, any credit, financial or other information regarding Dealer that such Vendor, manufacturer or distributor may from time to time possess.

17.                                 Access to CDF’s System.  CDF has developed a system which will allow Dealer to access CDF’s computers via an Internet connection for the sole purposes of allowing Dealer to obtain certain Information regarding the amount which Dealer owes to CDF with respect to its account with CDF, and to pay CDF the amounts which Dealer owes pursuant to this Agreement, which will include the amount of principal, interest fees and charges (“System”).  CDF grants to Dealer the right to use the System in the manner provided herein.  Dealer may access the System at no charge during the term of this Agreement.  Dealer will access Information in the System via an Internet connection and by entering a user identification number and a password which CDF will provide to Dealer.  Dealer may thereafter change the password which CDF provides to Dealer.  Dealer will assume complete responsibility in protecting the safety and security of to user identification number, password and personal identification number (“PIN”).  Dealer will be solely liable for all losses, damages or claims resulting from any unauthorized use of the user identification number, password and PIN.  CDF retains the right to make any changes in the System, including, but not limited to, the scheduled hours of operation, access periods, and user identification procedures.

18.                                 Dealer’s Account.  In order to obtain access to the System; Dealer must complete and submit to CDF an application form entitled ‘Customer Account Link Sign-up Form (“Application”) which may be found in CDF’s Internet website (www.cdfconnect.com).  The terms of the Application are incorporated into this Agreement.  Dealer will have the option, as indicated in the Application, to allow CDF to initiate automatic or elective ACH debit entries to Dealers Account (as defined below) to pay any amounts which Dealer owes to CDF under this Agreement.  Dealer must provide certain information as required in the Application regarding Dealer’s bank and the particular account at Dealer’s bank through which CDF will initiate the ACH debit entries which Dealer authorizes pursuant to this Agreement (“Accounts).  Dealer will immediately complete another Application and will submit such document to CDF if any information regarding the Account is changed or is inaccurate.  CDF will thereupon enter such new information regarding the Account into the System.  Dealer will execute such agreements which such bank requires to allow CDF to initiate ACH debit entries to the Account and to receive payments therefor.

19.                                 Authorization for Elective ACH Payment.  The System will allow Dealer to select the payments of principal, interest insurance, fees and other charges which Dealer elects to make to CDF.  Upon selecting the particular items which Dealer elects to pay to CDF, Dealer will enter its PIN to confirm the payments which Dealer wishes to make to CDF.  By entering Dealer’s unique PIN number, Dealer thereupon irrevocably authorizes COP to initiate ACH debit entries to the Account in the amount selected by Dealer to pay the obligations which Dealer owes to CDF under this Agreement, and to take possession of such funds in the Account for application to such obligations.  CDF will not initiate an ACH debit entry under this Agreement except in conformity with the authorization provided by Dealer.

20.                                 General Use Restrictions.  Dealer will not and will not cause others to:  (a) reverse engineer, reverse compile, decompile, disassemble, alter, translate, convert or attempt to derive the source code of the System; (b) use the System in a manner that jeopardizes the integrity thereof or interferes with others’ use of the System, or (c) use the System in any manner which violates this Agreement or any applicable laws (including, but not limited to, any laws relating to copyrights, trademarks, trade secrets or libel).

21.                                 Limitation of Liability for ACH Debits.  CDF will not be liable for the act or omission of any Automated Clearing House, financial institution, or any person who has obtained unauthorized access to the System.  Dealer acknowledges that errors may occur in the ACH debiting process.  Dealer will immediately notify CDF if the amount of any ACH debit entry which CDF initiates exceeds the amount authorized by Dealer.  Dealer agrees, however, that CDF’s liability for any such error will be limited to CDF’s prompt credit to Dealers Account of the amount of the entry which exceeds the amount authorized by Dealer.  In no event will CDF be liable to Dealer for any consequential, special or incidental damages.

22.                                 Warranty.  CDF MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SYSTEM, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES AS TO ACCURACY, COMPLETENESS OR ADEQUACY OF INFORMATION.  IN NO EVENT WILL CDF BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCURRED BY DEALER AS A RESULT OF DEALER’S USE OF THE SYSTEM.  CDF does not warrant that the functions contained in the System will meet Dealers requirements, or that the System will operate on Dealer’s computer system or with Dealers internet access provider, or that the operation of the System will be uninterrupted or error free.  CDF is not responsible for any problems caused by changes in the operating characteristics of the Dealer’s computer hardware or operating system which are made upon Dealer’s access to the System.  Dealer will have the sole responsibility for adequate protection and back-up of its data used in connection with the System.  Dealer waives any right to claim against CDF for lost data, work delays or lost profits resulting from its use of the System.

23.                                 Confidentiality.  The System is proprietary to CDF.  Dealer will use and maintain the System in confidence and will not sell, transfer, publish, disclose, or otherwise make accessible the System to any third party.  Dealer will confine access to the System only to its employees who require such access in the ordinary course and scope of their employment by Dealer.  Dealer will inform its employees of the confidential nature of the System before Dealer grants an employee any access to the System.

24.                                 Termination.  Either party may terminate this Agreement at any time by written notice received by the other party.  If CDF terminates this Agreement, Dealer agrees that if Dealer is not in default hereunder, ninety (90) days prior note of termination is reasonable and sufficient (although this provision shall not be construed to mean that shorter periods may not, in particular circumstances, also be reasonable and sufficient).  Dealer will be obligated to CDF for CDF’s advances or commitments made before the effective termination date of this Agreement CDF will retain all of its rights, interests and remedies hereunder until Dealer has paid CDF in full.  All waivers, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.

25.                                 Binding Effect.  Dealer cannot assign its interest in this Agreement without CDF’s prior written consent.  Although CDF may assign or participate CDF’s interest in whole or in part, without Dealers consent this Agreement will protect and bind CDF’s and Dealers respective heirs, representatives, successors and assigns.

26.                                 Notices.  Except as otherwise stated herein, all notices arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered:  (a) to Dealer at Dealer’s chief executive office specified above; and (b) to CDF at 655 Maryville Centre Drive, St. Louis, Missouri 63141-5832, Attention:  General Counsel, or such other address as the parties may hereafter specify in writing.

27.                               NO ORAL AGREEMENTS.  ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS ARE NOT ENFORCEABLE.  TO PROTECT DEALER AND CDF FROM MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING TO MODIFY IT.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

28.                                 Severability.  If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

29.                                 Supplement.  If Dealer and CDF (or any predecessor in interest to CDF) have previously executed other agreements pertaining to all or any part of the Collateral, this Agreement will supplement such agreement, and this Agreement will neither be deemed a novation nor a termination of such agreement, nor will execution of this Agreement be deemed a satisfaction of any obligation secured by such agreement.

30.                                 Receipt of Agreement.  Dealer acknowledges that it has received a true and complete copy of this Agreement.  Dealer has read and understood this Agreement notwithstanding anything herein to the contrary, CDF may rely on any facsimile copy, electronic data transmission, or electronic data storage of:  this Agreement, any SOT, billing statement financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes.

31.                                 Miscellaneous.  Time is of the essence regarding Dealer’s performance of its obligations to CDF.  Dealer’s liability to CDF is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder.  CDF may refrain from or postpone enforcement of this Agreement or any other agreements between CDF and Dealer without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements.  The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof.  If Dealer fails to pay any taxes, fees or other obligations which may impair CDF’s interest in the Collateral, or fails to keep the Collateral insured, CDF may, but shall not be required to, pay such amounts.  Such paid /amounts will be:  (a) an additional debt which Dealer owes to CDF, which shall be subject to finance charges as provided herein; and (b) due and payable immediately in full.  Dealer will pay all of CDF’s reasonable attorneys’ fees and expenses which CDF incurs in enforcing CDF’s rights hereunder.  The Section titles used herein are for convenience only, and do not define or limit the contents of any Section.

32.                                 BINDING ARBITRATION.

32.1  Arbitrable Claims.  Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and whether directly or indirectly relating to:  (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between CDF and Dealer; (c) any act committed by CDF or by any parent company, subsidiary or affiliated company of CDF (the “CDF Companies”), or by any employee, agent, officer or director of a CDF Company whether or not arising within the scope and course of employment or other contractual representation of the CDF Companies provided that such act arises under a relationship, transaction or dealing between CDF and Dealer; and/or (d) any other relationship, transaction or dealing between CDF and Dealer (collectively the ‘Disputes”), will be subject to and resolved by binding arbitration.  Notwithstanding the foregoing, the parties agree that either party may pursue claims against the other that do not exceed Fifteen Thousand Dollars ($15,000) in the aggregate an a court of competent jurisdiction.  Service of arbitration claims shall be acceptable if made by U.S. mail or overnight delivery to the address for the party described herein.

32.2  Administrative Body.  All arbitration hereunder will a conducted in accordance with the Commercial Arbitration Rules of either:  (a) The American Arbitration Association (“AAA”); or (b) United States Arbitration & Mediation (“USA&M”).  The party first filing an arbitration claim shall designate which arbitration forum and rules are to be applied for all disputes between the parties.  The “ rules are found at www.adr.org for AAA, and at www.usam-midwest.com for USA&M.  AAA claims may be filed in any AAA office.  Claims filed with USA&M shall be filed in their Midwest office located at 720 Olive Street, Suite 2020, St. Louis, Missouri 63101.  All arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience.  A panel of three arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000), exclusive of interest, costs and attorneys’ fees.  The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitrator forum and the arbitration provisions contained herein.  If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules.  The arbitrator shall follow the terms of this agreement and the applicable law, including without limitation, the attorney client privilege and the attorney workproduct doctrine.

32.3  Hearings.  Each party hereby consents to a documentary hearing for all arbitration claims, by submitting the dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents.  However, arbitration claims will be submitted by way of an oral hearing, if any party requests an oral hearing within forty (40) days after service of the claim, and that party remits the appropriate ‘deposit for AAA’s fees and arbitrator compensation within ten (10) days of making the request.  The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which AAA or USA&M maintains a regional office that is closest to Dealer.

32.4  Discovery.  Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows.  No later than forty (40) days after the filing and service of a claim for arbitration, the parties in contested cases will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses.  No later than twenty-one (21) days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing.  Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted.  However, in the event of the designation of any expert witness(es), the following will occur; (a) all information and documents relied upon by the expert witnesses will be delivered to the opposing party; (b) the opposing party will be permitted to depose the expert witness(es); (c) the opposing party will be permitted to designate rebuttal expert witness(es); and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

32.5  Exemplary or Punitive Damages.  The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

32.6  Confidentiality of Awards.  All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal court of competent jurisdiction within the federal judicial district which includes the residence of the party against whom such award or order was entered.  This Agreement concerns transactions involving commerce among the several states.  The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended (“FAA”) will govern ail arbitration(s) and confirmation proceedings hereunder.

32.7  Prejudgment and Provisional Remedies.  Nothing herein will be construed to prevent CDF’s or Dealer’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other.  Any such action or remedy will not waive CDF’s or Dealer’s right to compel arbitration of any Dispute.

32.8  Attorneys’ Fees.  If either Dealer or CDF brings any other action for judicial relief with respect to any Dispute (other than those set forth in Sections 32.1 or 32.7), the party bringing such action will be liable for and immediately pay all of the other party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration.  If either Dealer or CDF brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys’ fees, incurred by the other party in defending such action.  Additionally, if Dealer sues CDF or institutes any arbitration claim or counterclaim against CDF in which CDF is the prevailing party, Dealer will pay all costs and expenses (including attorneys’ fees) incurred by CDF in the course of defending such action or proceeding.

32.9   Limitations.  Any arbitration proceeding must be instituted:  (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (b) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such indent.  Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

32.10  Survival After Termination.  The agreement to arbitrate will survive the termination of this Agreement

33.                               INVALIDITY/UNENFORCEABIUTY OF BINDING ARBITRATION.  IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY.  DEALER AND CDF WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

34.                                 Governing Law.  This Agreement and all other agreements between Dealer and CDF have been substantially negotiated, and will be substantially performed, in the state of MISSOURI.  Accordingly, all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall govern all arbitration proceedings hereunder.

THIS CONTRACT CONTAINS BINDING ARBITRATION.  JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

This Agreement is dated this 29th day of June, 2004.

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION	TITAN MACHINERY, INC.

By:	By	/s/David J. Meyer
Print Name:	Print Name: David J. Meyer
Title:	Title: CEO

By
Print Name:
Title:

ATTEST:
/s/ Kevin S. Harrison
(Assistant Secretary)
Print Name: Kevin S. Harrison

SECRETARY’S CERTIFICATE OF RESOLUTION

I certify that I am the Secretary of the corporation named below, and that the following completely and accurately sets forth certain resolutions of the Board of Directors of the corporation adopted at a special meeting thereof held on due notice (and with shareholder approval, if required by law), at which meeting there was present a quorum authorized to transact the business described below, and that the proceedings of the meeting were in accordance with the certificate of incorporation, charter and by-laws of the corporation, and that they have not been revoked, annulled or amended in any manner whatsoever.

Upon motion duly made and seconded, the following resolution was unanimously adopted after full discussion:

“RESOLVED, That the several officers, directors, and agents of this corporation, or any one or more of them, are hereby authorized and empowered on behalf of this corporation:  to obtain financing from GE Commercial Distribution Finance Corporation (“CDF”) in such amounts and on such terms as such officers, directors or agents deem proper; to enter into financing, security, pledge and other agreements with CDF relating to the terms upon which such financing may be obtained and security and/or other credit support is to be furnished by this corporation therefor; from time to time to supplement or amend any such agreements; and from time to time to pledge, assign, mortgage, grant security interests, and otherwise transfer, to CDF as collateral security for any obligations of this corporation to CDF, whenever and however arising, any assets of this corporation, whether now owned or hereafter acquired; the Board of Directors hereby ratifying, approving and confirming all that any of said officers, directors or agents have done or may do with respect to the foregoing.”

IN WITNESS WHEREOF, I have executed and affixed the seal of the corporation on the date stated below.

Dated: June 30, 2004	/s/ Peter Christianson
Secretary

Titan Machinery, Inc.
Corporate Name
(SEAL)

EXHIBIT “A”

LIST OF DEALER LOCATIONS

TITAN MACHINERY INC.

Store Addresses	30-June 04

WATERTOWN (Div A)	WAHPETON (Div B)	CASSELTON (Div C)	LISBON (Div D)
3301 9th Avenue SE P.O. Box 1579 Watertown, SD 57201-1570 P: 800-658-5590 P: 605-886-5741 F: 605-886-7074	7955 179th Avenue SE (Hwy. 13 & 81) P.O. Box 310 Wahpeton, ND 58074-8310 P: 800-654-4313 P: 701-642-8424 F: 701-642-9514	1701 Governors Drive P.O. Box 439 Casselton, ND 58012-0430 P: 877-347-4671 P: 701-347-4671 F: 701-347-5008	6930 Hwy 32 South P.O. Box 393 Lisbon, ND 58054-0393 P: 800-648-4004 P: 701-683-4000 F: 701-683-5108 F: 701-683-3041

JAMESTOWN (Div E)	FARGO (Div F)	KRIDER EQUIPMENT-CE (Div G)	KRIDER EQUIPMENT (Div H)
1620 8th Avenue SW P.O. Box 1489 Jamestown, ND 58402-1489 P: 800-247-1102 P: 701-252-8200 F: 701-252-2203	3401 32nd Ave S Fargo, ND 58103-7811 P: 800-301-3171 P: 701-235-3171 F: 701-237-4832	2583 5th Ave S P.O. Box 3044 Fargo, ND 58103-3044 P: 800-342-4330 P: 701-237-3333 F: 701-237-3336	1500 Industrial Drive Bismarck, ND 58501 P: 800-247-1282 P: 701-250-7925 F: 701-256-7924

LIDGERWOOD (Div J)	KULM (Div K)	LAMOURE (Div L)	MAIN STREET (Div M)
15450 Hwy 11 Lidgerwood, ND 58053-9702 P: 800-452-2493 P: 701-538-4571 F: 701-538-7743	212 North Main Avenue P.O. Box 260 Kulm, ND 58456-0260 P: 888-965-2464 P: 701-647-2442 F: 701-647-2466	1100 Hwy 13 E P.O. Box 96 Lamoure, ND 58458-0096 P: 800-648-4606 P: 701-883-5286 F: 701-883-4356	622 Main St P.O. Box 231 Lisbon, ND 58054-0231 P: 800-522-2095 P: 701-683-5856 F: 701-683-4423

FARGO TRACTOR (Div P)	GRACEVILLE (Div Q)	MARSHALL (Div R)	PIPESTONE (Div S)
2000 E Main West Fargo, ND 58078-0366 P: 701-282-5290 F: 701-282-5391	315 Hwy 28 P.O. Box 187 Graceville, MN 56240-0187 P: 800-248-8475 P: 320-748-7277 F: 320-748-7272	2932 Hwy 23 Marshall, MN 56258 P: 800-658-2302 P: 507-532-5783 F: 507-532-2240	1402 Hwy 75 S Pipestone, MN 56164 P: 800-638-1065 P: 507-825-5155 F: 507-825-4104

TITAN MACHINERY (Div T) CORPORATE OFFICE		WISHEK (Div W)
4645 8th Ave SW, Suite 1 Fargo, ND 58103-7256 P.O. Box 10818 Fargo, ND 58106-0818 Fax: 701-356-0139	MARSHA S: 701-356-0130 KEVIN H: 701-356-0132 JULIE D: 701-356-0133 NANCY W: 701-356-0136 TIM M: 701-356-0137 HARRY H: 701-356-0140 TED C: 701-356-0141 PETER C: 701-356-3333	117 N Centennial St P.O. Box 399 Wishek, ND 56495-0399 P: 888-566-2762 P: 701-452-2262 F: 701-452-2393

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AMENDMENT TO

AGREEMENT FOR WHOLESALE FINANCING

This Amendment is made to that certain Agreement for Wholesale Financing entered into by and between Titan Machinery Inc. (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”) on June 29, 2004, as amended (“Agreement”).

FOR VALUE RECEIVED, CDF and Dealer agree as follows:

The provisions in this amendment supersede the prior amendments dated June 29, 2004 and November 7, 2005 which have no further course and effect.

1.                                       Section 5 of the Agreement is hereby deleted in its entirety and restated to incorporate the covenants set forth as follows:

“5.                                 Covenants.

(a)  Financial Covenants.  Beginning with the fiscal year ending January 31, 2007, Dealer shall:

(i)                                     maintain a Tangible Net Worth and Subordinated Debt (“TNW”) in the amount of not less than Ten Million Dollars ($10,000,000.00) at all times thereafter;

(ii)                                  maintain a ratio of Debt minus Subordinated Debt to TNW not to exceed 5.0 to 1.0 at all fiscal quarter ends and year ends

(iii)                               achieve a ratio of EBITDA to interest expense of not less than 1.5 to 1.0 at each fiscal quarter end.

For purposes of this paragraph:  ‘Tangible Net Worth” means the book value of Dealer’s assets less liabilities, excluding from such assets all Intangibles; “Intangibles” means and includes general intangibles software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF’s sole discretion; “Debt” means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer, “Subordinated Debt” means all of Dealer’s Debt which is subordinated to the payment of Dealer’s liabilities to CDF by an agreement in form and substance satisfactory to CDF and; “EBITDA” means, for any period of calculation, Dealer’s Operating Profit before provision for income taxes and interest expense plus

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depreciation and amortization.  All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied.  All amounts, if applicable, shall be calculated on a consolidated basis.

(b)                                 Negative Covenants.  Dealer will not at any time without CDF’s prior written consent:  (i) other than in the ordinary course of its business, sell, lease, or otherwise dispose of or transfer any of its assets; (ii) rent, lease, demonstrate, consign, license, or use any Collateral financed by CDF; (iii) merge or consolidate with another entity; or (iv) move any Collateral financed by CDF out of the United States of America.”

2.                                       Dealer waives notice of CDF’s acceptance of this Amendment.

3.                                       All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect

IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment on this 24th day of January, 2007.

Titan Machinery, Inc.		GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION

By:	/s/Ted O. Christianson	By
Print Name: Ted O. Christianson		Print Name:
Title: CFO		Title:

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AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING

This Amendment is made to that certain Agreement for Wholesale Financing dated June 29, 2004, as amended (“Agreement”), between Titan Machinery, Inc. (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”).

FOR VALUE RECEIVED, Dealer and CDF agree as follows (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):

1.               This Amendment supercedes and replaces the financial covenants in that certain Amendment dated June 29, 2004 to Agreement for Wholesale Financing:

“7.1                           Financial Covenants.  Dealer will:

(a)                                  maintain, as of October 31, 2005 and as of the last day of each fiscal quarter thereafter, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Eight Million Two Hundred Thousand Dollars ($8,200,000.00); and

(b)                                 maintain, (i) as of October 31, 2005, a ratio of Debt minus Subordinated Debt to Tangible Net Worth of not more than six to one (6.0:1.0); and (ii) as of January 31, 2006, and as of the last day of each fiscal quarter thereafter, a ratio of Debt minus Subordinated Debt to Tangible Net Worth of not more than five to one (5.0:1.0); and

(c)                                  achieve, as of the last day of each fiscal quarter, a ratio of EBITDA, for the twelve month period ending on the last each of each such fiscal quarter, to interest expense for the twelve month period ending on the last day of each such fiscal quarter, of not less than one and one-half to one (1.5:1.1.0).

For purposes of this paragraph:  (i) ‘Tangible Net Worth’ means the book value of Dealer’s assets less liabilities, excluding from such assets all Intangibles:  (ii) ‘Intangibles’ means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation:  licenses; good will; prepaid expenses; escrow deposits; covenants not to compete:  the excess of cost over book value of acquired assets franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF’s sole discretion; (iii) ‘Debt’ means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; (iv) ‘Subordinated Debt’ means all of Dealer’s Debt which is subordinated to the payment of Dealers liabilities to CDF by on agreement in form and substance satisfactory to CDF; (v) ‘EBITDA’ means, for any period of calculation, the net income of Dealer before

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provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included):  (A) non-operating gains including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Dealer; and (F) non-operating losses arising from the sole of capital assets during such period.  All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied.  All amounts, if applicable, shall be calculated on a consolidated basis.”

Dealer waives notice of CDF’s acceptance of this Amendment.

All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect

IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment on this 7th day of November, 2005.

ATTEST:	TITAN MACHINERY, INC.

/s/ Kevin S. Harrison
(Assistant) Secretary	By	/s/Ted O. Christianson
Print Name: Ted O. Christianson
Title: CFO/Secretary

GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION

By:
Title:

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ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING

This Addendum is made to that certain Agreement for Wholesale Financing entered into by and between Titan Machinery Inc. (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”) on June 20, 2004, as amended (“Agreement”).

FOR VALUE RECEIVED, CDF and Dealer agree that the following paragraph is incorporated into the Agreement as if fully and originally set forth therein:

“As of the end of Dealer’s fiscal quarter ending September 30, 2004 and as of each fiscal quarter end thereafter, Dealer will maintain:

(a) a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Eight Million Two Hundred Thousand Dollars ($8,200,000.00);

(b) a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than five to one (5.0:1.0); and

(c) a ratio of EBITDA, for the twelve month period ending on the last day of each such fiscal quarter, to interest expense for the twelve month period ending on the last day of each such fiscal quarter of not less than one and one-half to one (1.5:1.0).

For purposes of this paragraph:  (i) ‘Tangible Net Worth’ means the book value of Dealer’s assets less liabilities, excluding from such assets all Intangibles; (ii) ’Intangibles’ means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF’s sole discretion; (iii) ‘Debt’ means all of Dealers liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; (iv) ‘Subordinated Debt’ means all of Dealer’s Debt which is subordinated to the payment of Dealer’s liabilities to CDF by an agreement in form and substance satisfactory to CDF; and (v) ’EBITDA’ means, for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included):  (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been

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received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period.  All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied.  All amounts, if applicable, shall be calculated on a consolidated basis.”

Dealer waives notice of CDF’s acceptance of this Addendum.

All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have executed this Addendum on this 29th day of June, 2004.

ATTEST:	TITAN MACHINERY, INC.

/s/ Kevin S. Harrison
(Assistant) Secretary	By	/s/ David J. Meyer
Title: CEO

GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION

By:
Title:

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